Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

1.             Intent. This is a Separation Agreement and General Release (the “Agreement”) between Michael Howard (“Employee”) and MariaDB USA, Inc., a subsidiary of MariaDB plc (the “Company”) concerning Employee’s separation from employment with the Company. Employee and the Company shall be collectively referred to herein as the “Parties,” or may be referred to individually as, a “Party”.

2.             Wages and Notice. The Company has notified Employee that Employee will no longer be Chief Executive Officer of the Company effective as of May 26, 2023 and Employee’s employment shall end effective May 31, 2023 (the “Separation Date”). In addition, the Employee has provided MariaDB plc’s Board of Directors (the “Board”) his resignation from the Board and from employment, director and similar positions with MariaDB plc, the Company and any of their subsidiaries effective as of the Separation Date; provided however that Employee’s resignation from the Board shall be contingent on acceptance by the Board. On the Separation Date, the Company shall pay Employee all accrued but unpaid wages (including any accrued but unused vacation time/paid time off, bonuses, commissions, and other compensation), and unreimbursed business expenses, due to Employee for services through the Separation Date. Employee is entitled to receive the accrued but unpaid wages even if Employee does not sign this Agreement and accept the Severance identified below in Section 4. Employee acknowledges that Employee is not entitled to any other payments or compensation from the Company except as identified in and provided by this Agreement.

3.             Benefits. Except as expressly set forth in Section 4 below, this Agreement does not affect Employee’s rights to receive the vested benefits under the Company’s employee benefit plans, including any retirement and equity compensation plans. Employee’s rights to benefits under those plans are governed by the terms of those plans. Employee’s rights to elect continued group health insurance coverage is governed by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) and any state laws of similar effect. The Company will provide information about electing such coverage in a separate notice.

4.             Severance. In consideration for Employee’s promises and obligations under this Agreement, including the General Release of Claims in Section 6, the Company will provide the following payments and benefits as severance (the “Severance”):

a.	The Company will continue to pay Employee’s base salary on the normal payroll schedule for the first twelve (12) months after the Separation Date, subject to applicable withholdings and deductions, provided that no amount will be paid prior to the effectiveness of this Agreement. On the first regular payroll pay date following the thirtieth (30th) day after the Separation Date, the Company will pay all amounts that would otherwise have been paid under the prior sentence through such date with the balance of the payments made thereafter on the normal payroll schedule.

b.	If the Employee and the Employee’s spouse and eligible dependents are entitled to, and timely elect to, continue their coverage (or the coverage of any one of them) under the Company’s group health plans pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), the Company shall pay the premiums (or reimburse the Employee for any premiums paid by the Employee for such COBRA continuation coverage) for a period of twelve (12) months following the last day of the month containing the Employee’s date of termination or, if earlier, (x) until the Employee is no longer entitled to COBRA continuation coverage under the Company’s group health plans or (y) the Employee becomes eligible for group health insurance coverage from another employer.. Following the applicable period of payment or reimbursement, the Employee may continue COBRA continuation coverage under the Company’s group health plan (to the extent the Employee remains eligible for such coverage) at the Employee’s own expense for the remainder of the period during which the Employee is eligible for such coverage.

c.	An amount equal to up to one hundred percent (100%) of the quarterly Target Bonus for the period April-June 2023 which Employee would have been entitled to receive through the fiscal quarter of termination. In addition, Employee will be entitled to up to 75% of the annual EBITDA Target Bonus for fiscal 2023, depending on the achievement of the annual bonus targets calculated at the end of the fiscal year. All bonus amounts will be payable based on actual achievement of the performance criteria applicable to the bonuses, and reduced by any bonus amounts previously paid to the Employee with respect to such bonus for the fiscal year of termination. The Target Bonus amounts are payable at the same time that such bonuses are generally paid to other senior executives.

Employee acknowledges that Employee has no right to Severance except under this Agreement and that the Severance constitutes sufficient consideration for Employee’s promises and obligations in this Agreement.

5.             Treatment of Options. As of May 31, 2023, Employee holds the following outstanding nonqualified Options: (i) Option to purchase 442,256 Ordinary Shares of MariaDB plc (“Ordinary Shares”) with a per share exercise price of $0.38 and an expiration date of December 1, 2025 (the “First Option”); (ii) Option to purchase 468,627 Ordinary Shares with a per share exercise price of $0.47 and an expiration date of October 29, 2029 (the “Second Option”); and (iii) Option to purchase 147,736 Ordinary Shares with a per share exercise price of $0.80 and an expiration date of March 31, 2031 (the “Third Option,” and together with the First and Second Options, the “Options”). In consideration for Employee’s promises and obligations under this Agreement, including the General Release of Claims in Section 6, Employee’s Options will become fully vested as of the Separation Date (provided that any unvested portions of the Options that accelerate in vesting pursuant to the preceding provision will not be exercisable until the Effective Date). Notwithstanding anything else in this Agreement or any other agreement between the Company and Employee, the First Option will remain outstanding and exercisable until its original expiration date of December 1, 2025 and the Second and Third Options will remain exercisable until the one year anniversary of the Separation Date, subject to earlier termination in the event of a Change of Control of MariaDB plc (as defined in the applicable plan under which the Options were granted). The Options will otherwise remain subject to their current terms and conditions.

6.             General Release of Claims by Employee. In consideration of the Severance and other valuable consideration provided herein, Employee shall and hereby does fully release the Company and MariaDB plc from any and all legal claims that might arise from acts or omissions, up to and including the Effective Date. This release covers the Company, MariaDB plc and all of their subsidiaries, predecessors (including MariaDB Corporation Ab), affiliates, present and former owners, directors, officers, employees, attorneys, insurers, accountants and tax advisors, managing agents, agents, successors, investors, assignees, and all other representatives of the Company, individually and in their corporate or other representative capacities (hereinafter these released parties are referred to collectively as “Releasees”). The claims released here against Releasees include, without limitation:

a.             Any claim for damages, fees, costs, equitable relief, restitution, or for any other kind of remedy, arising out of Employee’s relationship with and contacts with the Company and Releasees.

b.            Any claim or right of action of any kind for compensation for loss of office or otherwise arising out of the Employee's resignation as a director of MariaDB plc and from all other offices and places of profit with MariaDB plc (including, without limitation, claims or rights of action in respect of breach of contract, loss of office, wrongful dismissal, unfair dismissal, redundancy, pensions or benefits under Irish law).

c.             Any claims in federal, state, or local statutory or common law, including ordinances, regulations, and wage orders relating to Employee’s employment with the Company and Employee’s separation from employment, including, without limitation: (i) claims for any form of harassment, discrimination, retaliation, wrongful termination, or notice regarding employment status, including any claims under: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Family and Medical Leave Act; the Fair Credit Reporting Act; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Government Code; the California Fair Employment and Housing Act; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Families First Coronavirus Response Act; and any state and local employment laws regarding COVID-19; the California Privacy Rights Act; and the Constitutions of the State of California and the United States; (ii) claims relating to the payment of wages, salary, compensation, or penalties under any local, state, or federal law, statute, regulation, or ordinance, including any claims under: the California Labor Code; any California Industrial Welfare Commission Wage Order; the Federal Fair Labor Standards Act; and the Equal Pay Act; (iii) breach of contract; breach of the implied covenant of good faith and fair dealing; violation of any privacy right; defamation; libel; slander; intentional and negligent infliction of emotional distress; (iv) any and all claims for equitable relief, restitution, and other money damages and damages; (v) any and all claims for attorney’s fees and/or costs; and (vi) any other legal limitation on the employment relationship.

d.            For avoidance of doubt, this Agreement releases any claims Employee may have related to Employee’s employment with the Company, including, but not limited to, any claims for severance pay, breach of contract, salary, bonus pay, commissions, incentive pay, overtime pay, meal and rest period premiums, final wages, minimum wages, off-the-clock work, sick leave (including, but not limited to, COVID-19 emergency sick leave), penalties, such as penalties for incorrect wage statements, wages due on termination, or any pay, premium, or penalty provided for under the California Labor Code and any other applicable wage-and-hour statute (collectively “Wages”). By accepting this Agreement, Employee acknowledges that the Company disputes any claim Employee may have for Wages, whether known or unknown. Employee does not contend that the Company’s dispute is anything other than a bona fide (meaning a genuine and good faith) dispute. This release includes, to the maximum extent permitted by applicable law, a release of Employee’s portion of claims pursuant to the California Private Attorneys General Act (“PAGA”) and Employee waives the right to recover Employee’s portion of any civil penalties resulting from claims pursuant to PAGA. Employee acknowledges and represents that Employee has not experienced any alleged violations of the Labor Code including but not limited to alleged PAGA violations. Employee warrants and represents that Employee will not bring any claim for Wages or for any other violations of the California Labor Code, including claims pursuant to the PAGA.

e.             The Company paid Employee on the Separation Date, all compensation due through the Separation Date as set forth above, and Employee has received all compensation and business expense reimbursements; thus, any claim by Employee, or made on Employee’s behalf for further, other, or additional compensation or reimbursement is subject to, and will constitute, a good faith dispute.

f.              Employee agrees that, to the extent rights that may exist under any statute or regulation encompassed in this Section cannot be released as a matter of law, Employee waives the right to recover anything under such statutes or regulations to the maximum extent permitted by applicable law, and Employee further agrees to provide reasonable assistance if any released claim requires judicial approval or requires the submission of any documents to any governmental agency, including, but not limited to, the California Labor and Workforce Development Agency.

This release by Employee does not cover any claim or right Employee cannot waive as a matter of law, such as rights to workers’ compensation benefits, unemployment benefits, vested benefits under the Company’s benefit plans, claims against the Company for breach of its obligations under this Agreement, claims for indemnification, or any claims that might arise after the Separation Date.

7.             General Release of Claims by Company. In consideration of the Employee’s release in Section 6 above and other valuable consideration provided herein, Company, MariaDB plc and all of their subsidiaries, and predecessors (including MariaDB Corporation Ab) shall and hereby do expressly waive and release any and all claims against the Employee that may be waived and release by law with the exception of claims arising out of or attributable to: (i) events, acts, or commissions taking place after the Effective Date; (ii) the Employee’s breach of the terms and conditions of the Agreement; and (iii) any criminal activities, intentional misconduct or gross negligence by Employee occurring during the Employee’s employment with the Company.

8.             Waiver of Unknown Claims. The parties waive (a) all rights that they may have based on any unknown and undiscovered facts, and (b) all rights that are provided for under any law which limits the scope of a release based on unknown facts, including those under California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

9.             Promise Not To Sue. Employee represents that Employee has not filed any complaints, charges, or lawsuits against the Company or Releasees with any governmental agency or any court. Employee agrees that Employee will not initiate or encourage any such actions (in civil court, arbitration, or otherwise), regarding the claims released under this Agreement, whether on Employee’s own behalf or in a representative capacity, and will not participate in any such action, whether individually or as a member of a class or other collective mechanism with respect to any released claims (including, but not limited to, claims pursuant to California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction), and warrants and represents that Employee will take all steps necessary to ensure that Employee is not a member of a class or collective with respect to such claim. Nothing in this Agreement prohibits Employee from providing truthful information (including Confidential Information) or testimony to a governmental, judicial, regulatory, legislative, and/or administrative entity or agency or court, or to third parties, such as when acting as a witness or participating in a legal investigation. Nothing in this Agreement prevents Employee from filing a charge or complaint with, maintaining the confidentiality of, or from participating in or assisting with, an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal, state, or local agency charged with the enforcement of any laws. By entering into this Agreement, however, Employee is waiving rights to individual relief based on claims asserted in such a charge or complaint. This waiver does not apply if it is otherwise prohibited by law, including whistleblower awards under Section 21F of the Securities Exchange Act. Notwithstanding the foregoing, Employee agrees to waive the right to receive future monetary recovery directly from the Company, other than as set forth in this Agreement. This waiver includes Company payments that result from any complaints or charges that Employee files with any governmental agency or that are filed on Employee’s behalf.

10.          Indemnity. Company shall indemnify Employee in his capacity as a current or former officer or director to the same extent such indemnifications are provided to other officers and directors of the Company.

11.          Promise to Protect the Company’s Confidential Information. Employee acknowledges that, in the course of Employee’s employment, Employee has received confidential information that belongs to the Company. Employee acknowledges Employee’s continuing obligation to protect such information in accordance with all applicable statutory and common laws. As a material condition of this Agreement, Employee shall sign the Confirmatory Assignment Agreement, which is attached as Attachment A. There are important limitations on the confidentiality obligations described in this Section, which are contained in 18 U.S.C. § 1833(b), the federal Defend Trade Secrets Act, and nothing in this Agreement is intended to penalize, prevent, hinder, or discourage any disclosure protected by that section. Accordingly, Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

12.          Supervisor or Manager Under the NLRA. Employee acknowledges and agrees that Employee qualifies as a supervisor and/or manager under the National Labor Relations Act (the “NLRA”). Employee acknowledges and agrees that: (1) Employee’s position included the authority, in the interest of the Company, to hire, transfer, suspend, lay off, recall, promote, discharge, assign, reward, or discipline other employees, or to have responsibility for them, or to adjust their grievances, or effectively to recommend such action; and/or (2) Employee formulated and effected management policies by expressing and making operative the decisions of Employer and had discretion in the performance of Employee’s job independent of Employer’s established policies. Employee further acknowledges and agrees that Employee’s exercise of authority is not of a merely routine or clerical nature but requires the use of Employee’s independent judgment.

13.          Confidentiality. Employee agrees that the facts and matters giving rise to this Agreement are and shall remain confidential to the maximum extent permitted by applicable law. Employee shall not discuss the terms of this Agreement or discuss/disclose the facts and matters giving rise to this Agreement to anyone, in any forum, through any means, except that Employee may disclose this Agreement and its terms to Employee’s tax and legal advisors and immediate family.

If Employee discloses this Agreement or its terms as permitted under this Section, Employee shall take reasonable steps to ensure that the recipient of this information complies with this confidentiality obligation. Employee may not utilize others to disclose the terms on Employee’s behalf, and Employee may not post, blog, or use social media as a platform for disclosure. This Section is not intended to impose upon Employee the obligation to resist a court order, government order, or subpoena mandating disclosure of this Agreement or its terms. However, if this Agreement is intended to be offered for any purpose or pursuant to any compelled production, Employee agrees to notify the Releasees in writing at least seven (7) business days in advance of the proposed production of the Agreement to permit the Releasees to file protective motions or otherwise seek to protect their rights and interests, as necessary. Confidentiality is a material term of this Agreement.

Nothing in this section limits Employee’s right to discuss or disclose information as permitted by applicable law and as provided herein. This Agreement does not prohibit, restrict, or impede Employee from discussing the terms and conditions of employment (including wages or working conditions) to the extent such rights cannot be waived by agreement.

14.          Non-disparagement and Neutral Job Reference. To the maximum extent permitted by applicable law, Employee agrees not to make any written or oral disparaging statements (including on any social media platform) about the Company, MariaDB plc and/or Releasees, including, without limitation, the Company’s, MariaDB plc’s and/or a Releasee’s employees, agents, representatives, officers, directors, investors, or products or services. The Company agrees that, in response to any inquiries by prospective employers, the Company will only provide dates of employment and job title/position held by Employee during Employee’s employment with the Company so long as all requests are directed to the General Counsel at the Company.

The Company and MariaDB plc agree that officers and directors likewise will not make or publish, or authorize the making or publishing of, disparaging statements about Employee in any forum or medium (including on social media platforms). Employee recognizes that the Company cannot control the speech of its employees who are not its officers and directors. Nonetheless if the Company learns of any disparagement of Employee by company employees through or in any workplace communication or work platform, the Company will take all reasonable steps to prevent and eliminate such conduct during work hours.

15.          Disclosure of Information. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Employee has reason to believe is unlawful. Further, nothing in this Agreement limits Employee’s ability to provide testimony as a witness in any proceeding, or otherwise provide information or testimony as provided for by applicable law.

16.          Return of Company Property. Except as noted below, by signing this Agreement, Employee represents and affirms that Employee has returned to the Company all property belonging to the Company, including, but not limited to, Confidential Information (as defined in the Confidential Information and Invention Assignment Agreement), any and all mobile phones, electronic devices, keys, keycards, files, hard-copy documents, documents, emails, and information stored in electronic files, USB drives, other electronic media, equipment, software, and any and all copies of such Confidential Information and Company property, both electronic and hard copy, that were in Employee’s possession, custody, or control (including on Employee’s personal computers, cell phones, email accounts, cloud-based accounts, or other electronic storage devices); that Employee no longer possesses or has control over any Company property, including Confidential Information; and that Employee has not made or distributed any copies, duplicates, reproductions, or excerpts of such materials. Employee further agrees to provide the Company with access to all Company-related computer files and any and all passwords needed to access those files. Notwithstanding the foregoing, Employee shall be entitled to retain his Company-purchased laptop computer, and shall, within 30 days of the Separation Date: (1) delete or return the .pst Outlook file containing his Company issued email; (2) return to the Company any files in both electronic and/or hard copy form containing Company Confidential Information or Company property in his possession and 3) certify through the execution of Attachment B to this Agreement that following the return to the Company of Confidential Information in his possession, custody and/or control he has deleted/destroyed all such Confidential Information. Employee further represents and affirms that Employee has not used any Confidential Information or other Company property for competitive purposes.

17.          Cooperation. For up to 10 hours (and beyond that subject to mutual agreement of the parties), Employee agrees to cooperate fully with the Company, including any attorney or other consultant retained by the Company, in connection with any pending or future litigation, arbitration, or investigatory matter. The Parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, Employee being available for interview by the Company, or any attorney or other consultant retained by the Company and providing to the Company any documents in Employee’s possession or under Employee’s control. The Company agrees to provide Employee with reasonable notice of the need for assistance when feasible. The Company will reimburse Employee for the costs of any reasonable travel expenses and other expenses incurred by Employee in carrying out Employee’s obligations under this Section, so long as Employee gets prior approval from the Company to incur the expense.

18.          Section 409A. The Parties intend that all payments and benefits in this Agreement are exempt from Section 409A of the US Internal Revenue Code of 1986, as amended (the “Code”), and any ambiguities will be interpreted to the greatest extent possible consistent with that intention. To the extent not so exempt, the Parties intend that all payments and benefits comply with Section 409A, and any ambiguities will be interpreted to the greatest extent possible consistent with that intention. For purposes of Section 409A, each payment hereunder shall be treated as a separate and distinct and the right to a series of installment payments hereunder shall be treated as a right to a series of separate and distinct payments. Employee shall have no right to control the timing of the payments under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company makes no guarantee or representation that payments provided for under this Agreement will be exempt from, or comply with, Section 409A and the Treasury Regulations promulgated thereunder. Notwithstanding the foregoing, if Employee is a “specified employee” within the meaning of Section 409A, then no amounts payable to Employee due to a separation from service, whether pursuant to this Agreement or otherwise, that are considered deferred compensation for purposes of Section 409A (together, the “Deferred Payments”) will be paid until the date that is six (6) months and one (1) day following the date of Employee’s separation from service, at which time all amounts previously due will be paid in a lump sum, with the balance paid on the original schedule.

19.          Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

20.          Right to Legal Advice and ADEA Consideration Period. This Agreement is intended to comply with the OWBPA for the release of claims under the ADEA. Employee acknowledges receipt of this Agreement on May 23, 2023. Employee knows that Employee is entitled to twenty-one (21) days to consider whether to sign this Agreement up to June 13, 2023 (“Consideration Period”). By accepting this Agreement, Employee acknowledges and agrees that Employee is waiving rights and claims under the ADEA, as well as any similar state law. The proposed terms of this Agreement shall not be amended, modified, or revoked by the Company during the Consideration Period. Employee may sign this Agreement or reject it at any time during the Consideration Period. If Employee signs this Agreement before the Consideration Period has ended, Employee has voluntarily waived any remaining Consideration Period and does so on a knowing and voluntary basis. The Consideration Period allows Employee time to consider whether to execute this Agreement and to seek the advice of legal counsel or other advisors to be able to make an informed decision. Employee has the right—and is hereby advised in writing—to consult an attorney about this Agreement before signing it. Employee and the Company agree that any changes, whether material or immaterial, do not restart the running of the twenty-one (21) day period, as permitted under applicable law. Employee understands that it is Employee’s voluntary decision to sign before the end of the Consideration Period. For the avoidance of doubt, this Consideration Period is inclusive of the time to review the Agreement as set forth in California Government Code Section 12964.5. Employee acknowledges and agrees that Employee was represented fairly and adequately by legal counsel of Employee’s choosing in connection with this matter and in entering into this Agreement. Employee has consulted with, been advised by, and is represented by, [insert firm/attorney] in connection with, and prior to executing, this Agreement. The Parties acknowledge and agree that this Agreement is the result of negotiations between the Parties, through their counsel.

21.          Revocation of Agreement. Within seven (7) days of signing this Agreement, Employee may revoke it. This Agreement will not become effective and enforceable, and Employee will not receive the Severance unless and until the seven (7)-day revocation period passes without such a written revocation. If Employee decides to revoke this Agreement, the revocation must be made in writing and delivered during the seven (7)-day period to Bill Munger, at Bill.munger@mariadb.com.

22.          Effective Date. This Agreement becomes effective and binding eight (8) days after Employee signs and returns the fully and properly executed Agreement to the Company, so long as the Employee has not revoked it (“Effective Date”).

23.          Attorney’s Fees. Each Party shall be solely responsible for his, her, their, or its own attorney’s fees and costs in the event of any litigation or other dispute between them concerning the application, enforcement, or effect of this Agreement, including any action to recover damages or other relief based on claims released by this Agreement. The Parties expressly waive any right to recover attorney’s fees and costs in any such litigation or dispute.

24.          Amendment. This Agreement may not be modified or amended except in writing signed by Employee and an authorized executive of the Company.

25.          Choice of Law and Severability. The laws of the State of California, without respect to its provisions for conflict of laws, shall govern this Agreement. If any provision in this Agreement is found to be illegal or unenforceable, it will not affect the remaining provisions, and the rest of this Agreement shall continue in effect to the fullest extent possible. Any court or tribunal of competent jurisdiction shall have the power to modify any illegal or unenforceable provision as necessary to comply with applicable law and to make this Agreement enforceable to the maximum extent allowed. If any portion of this Agreement or if the entire Agreement is found illegal, unenforceable, or invalid, the Parties agree to enter into a new agreement whereby Employee agrees to a valid, full and general release of claims.

26.          No Admissions. The Parties agree that entering into this Agreement and their negotiations regarding this Agreement shall not be deemed or construed as an admission of fault, liability, or as the truth of any claim, demand, charge, cause of action, or alleged fact relating to the subject matter and terms of this Agreement.

27.          Entire Agreement. This is the entire Agreement between Employee and the Company concerning Employee’s separation from employment. It supersedes all prior agreements except Attachment A, which continues in full force and effect according to its terms.

28.          Knowing and Voluntary Agreement. Employee has read this Agreement, and understands its terms, including the fact that it releases any claim Employee might have against the Company. Employee acknowledges Employee has not relied on any statement or promise that is not written in this Agreement. Employee enters into this Agreement voluntarily and was not coerced into signing it; Employee agrees to all the Agreement’s terms and significance, knowingly, deliberately, without duress or reservation of any kind, and after having given the matter full and careful consideration. Employee understands Employee is not waiving any rights or claims that may arise after the date on which this Agreement is executed, and Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled. Employee was advised in writing, through this Agreement, to consult with an attorney of Employee’s choice about this Agreement, and Employee has had an opportunity to consult counsel of Employee’s choice, if Employee so desires.

29.          Counterparts. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the legal effect of a second original. Photographic or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose. The Parties mutually agree to use electronic signature technology to expedite the execution of this Agreement, pursuant to the Electronic Signatures in Global National Commerce Act, the Uniform Electronic Transaction Act, California Civil Code Section 1633.7, and/or any other applicable state or local law, and such electronic signatures will be enforceable as if original/handwritten.

AGREEING TO AND ACCEPTING ALL OF THE PRECEDING TERMS:

MICHAEL HOWARD	MARIADB USA, INC.

/s/ Michael Howard	/s/ Roya Shakoori
Signature	Signature of Company Representative

26-May-2023	Roya Shakoori
Date	Printed Name

26-May-2023
Date

MARIADB PLC

/s/ Roya Shakoori
Signature of Company Representative

Roya Shakoori
Printed Name

26-May-2023
Date